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                                                                     EXHIBIT 5.1


                      GARDERE WYNNE SEWELL & RIGGS, L.L.P.
                           1000 LOUISIANA, SUITE 3400
                              HOUSTON, TEXAS 77002

June 30, 2000

Smith International, Inc.
16740 Hardy Street
P.O. Box 60068
Houston, Texas 77205

Re:     Opinion as to Legality of Securities

Ladies and Gentlemen:

We have served as counsel for Smith International, Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") for the registration of $250,000,000 in the aggregate initial issue price of an indeterminate amount of shares of common stock, par value $1.00 per share ("Common Stock") and debt securities and units consisting of Common Stock and debt securities (collectively, the "Securities") by the Company, under the Securities Act of 1933, as amended (the "Act").

In our capacity as your counsel in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization and issuance of the Securities (the "Enabling Resolutions"), and for the purposes of this opinion, have assumed such proceedings will be timely completed in the manner presently proposed. We have also assumed for purposes of this opinion that each series of the debt securities and the indenture between the Company and The Bank of New York, as trustee, dated as of September 8, 1997 (the "Indenture") has been duly authorized by all necessary corporate action by the Company. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

We are opining herein as to the effect on the subject transaction only of the internal laws of the State of New York and the State of Texas, the General Corporation Law of the State of Delaware and the Federal laws of the United States, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any other local agencies within the State of New York, the State of Texas or the State of Delaware.

Capitalized terms used herein without definition have the meanings ascribed to them in the Registration Statement.

Subject to the foregoing and the other matters set forth herein, it is our opinion that:

                  (i) such of the Securities as are Common Stock, when duly issued and delivered in accordance with the Enabling Resolutions, will be duly authorized, validly issued, fully paid and nonassessable outstanding shares of Common Stock of the Company; and

                  (ii) such of the Securities as are evidences of indebtedness of the Company, when the terms of such Securities and of their issuance and sale have been duly established in conformity with the Indenture and when duly authenticated, issued and delivered in accordance with the Enabling Resolutions, will constitute legal, valid and binding obligations of the Company.




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The opinion rendered in the preceding paragraph relating to the enforceability of the evidences of indebtedness is subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, moratorium, fraudulent transfers or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or law, and the discretion of the court before which any proceeding therefor may be brought; and (iii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy.

To the extent that the obligations of the Company under the Indenture may be dependent upon such matters, we assume for purposes of this opinion that the trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that the trustee is duly qualified to engage in the activities contemplated by the Indenture; that the Indenture has been duly authorized, executed and delivered by the trustee and constitutes the legal, valid and binding obligation of the trustee, enforceable against the trustee in accordance with its terms; that the trustee is in compliance, generally and with respect to acting as a trustee under the Indenture, with all applicable laws and regulations; and that the trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.

The foregoing opinions are subject to the following additional conditions: (a) the due authorization, execution and delivery by the Company and by each counterparty thereto, of any necessary supplemental indenture or additional corporate proceedings relating to such of the Securities as are evidences of indebtedness that are offered and sold; and (b) with respect to such of the Securities as are Common Stock, the due authorization for issuance of such number of shares of Common Stock that are offered and sold.

We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading "Legal Matters." Our consent, however, is not an admission that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

GARDERE WYNNE SEWELL & RIGGS, L.L.P.

By: /s/ ERIC A. BLUMROSEN, Partner







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